                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

Dujardin, Paul J.
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(Last)    (First)    (Middle)

c/o Triumph Communications, Inc.
500 Fifth Avenue, Suite 2020
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(Street)

New York, New York  10110
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(City)    (State)    (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

July 25, 2000
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

Liberty Livewire Corporation (NASDAQ: LWIRA)
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

[ ]   Director                     [X]   10% Owner
[ ]   Officer (give title below)   [ ]   Other (specify below)
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6. If Amendment, Date of Original (Month/Year)

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7. Individual or Joint/Group Filing (Check applicable line)

[X]  Form Filed by One Reporting Person
[ ]  Form Filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned

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                             2. Amount of Securities
1.Title of Security          Beneficially Owned        3. Ownership Form: Direct (D)   4. Nature of Indirect
   (Instr. 4)                (Instr. 4)                or Indirect (ID) (Instr. 5)     Beneficial Ownership (Instr. 5)
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

Class A Common Stock                705,554                         (D)
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

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FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                  2. Date Exercisable and     3. Title and Amount of
                  Expiration Date             Securities  Underlying
                  (Month/Day/Year)            Derivative (Instr. 4)
                  -------------------------   ----------------------                     5. Ownership
                                                                      4. Conversion         Form of
  1. Title of                                                          or Exercise        Derivative       6. Nature
   Derivative                                           Amount and       Price of      Security: Direct   of Indirect
    Security          Date       Expiration             Number of       Derivative      (D) or Indirect    Beneficial
   (Instr. 4)     Exercisable       Date       Title      Shares         Security       (I) (Instr. 5)     Ownership
  ------------    -----------    ----------    -----    ----------    -------------    ----------------   -----------

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



/s/ PAUL DUJARDIN                                              8/3/00
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**Signature of Reporting Person                                 Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.


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